EXHIBIT 10.10

                      ALEXANDER & ALEXANDER SERVICES INC.

                 PERFORMANCE BONUS PLAN FOR EXECUTIVE OFFICERS



                                   ARTICLE I
                                    PURPOSE

        The purpose of the Alexander & Alexander Services Inc. Performance Bonus Plan for Executive Officers (the "Plan") is to enable the Company to recruit and retain qualified executive officers by paying them, upon the attainment of performance criteria established in accordance with the Plan, intive compensation up to the maximum amount that may be paid under the Plan, including that portion of the bonus paid in the form of restricted stock under the Company's Bonus Equity Plan.

        The Plan is intended, among other things, to address the limitations under Section 162(m) of the Internal Revenue Code of 1986, as amended, on the deductibility of certain compensation in excess of $1 million per year paid by the Company to those executive officers of the Company who, on the last day of the Company's fiscal year, are (a) the Chief Executive Officer and (b) other executive officers covered by Section 162(m).

                                   ARTICLE II
                                  DEFINITIONS

        The following words and phrases shall have the meanings indicated for purposes of the Plan, unless the context clearly indicates otherwise:

(a) AVERAGE TOTAL CAPITAL shall mean the sum of (A) short-term debt and the current portion of long-term debt, (B) long-term debt, and (C) total stockholders' equity, such sum to be averaged over the period beginning with the end of the previous Bonus Year and including each of the first three financial quarters of the current Bonus Year and the end of the current Bonus Year, respectively, each amount as disclosed in the Consolidated Balance Sheets in the Company's Annual and Quarterly Reports for the relevant periods.

(b) AVERAGE TOTAL STOCKHOLDERS' EQUITY shall mean the total stockholders' equity of the Company averaged over the period beginning with the end of the previous Bonus Year and including each of the first three financial quarters of the current Bonus Year and the end of the current Bonus Year, respectively, all as disclosed in the Consolidated Balance Sheets in the Company's Annual and Quarterly Reports for the relevant periods.

(c) BEP shall mean the Company's Bonus Equity Plan, as the same shall be in effect from time to time.

(d) BEP STOCK VALUE shall mean the discounted value, determined in accordance with the terms of the BEP, of the shares of the Company's common stock awarded to any Covered Employee in respect of a Bonus Award.

(e)  BOARD shall mean the Board of Directors of the Company.

(f) BONUS AWARD shall mean the amount of bonus compensation payable to any Covered Employee for each Bonus Year, whether payable in cash or in restricted stock under the BEP.

(g)  BONUS YEAR shall mean a calendar year.

(h) CASH FLOW shall mean the sum of (a) net cash provided (used) by operating activities (excluding amounts, if any, attributable to discontinued operations and changes in accounting), and (b) net


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     purchases of property and equipment, all amounts as disclosed in the
     Consolidated Statement of Cash Flows in the Company's Annual Report for the Bonus Year.

(i) CHIEF EXECUTIVE OFFICER shall mean the Chief Executive Officer of the Company or the individual acting in such capacity.

(j) COMMITTEE shall mean the Compensation, Benefits and Nominating Committee of the Board, or any similar committee thereof comprised of at least two Outside Directors.

(k)   COMPANY shall mean Alexander & Alexander Services Inc.

(l) COVERED EMPLOYEE shall mean the Chief Executive Officer and each of those other executive officers of the Company who, on the last day of the Bonus Year, are "covered employees" within the meaning of Section 162(m).

(m) EARNINGS PER SHARE shall mean net income per share available for Common Shareholders of the Company's common stock, as disclosed in the Consolidated Statement of Operations in the Company's Annual Report for the Bonus Year.

(n) INCOME FROM CONTINUING OPERATIONS shall mean the consolidated income from continuing operations of the Company, as disclosed in the Consolidated Statement of Operations in the Company's Annual Report for the Bonus Year.

(o) OPERATING INCOME shall mean the operating income of the Company, as disclosed in the Consolidated Statement of Operations in the Company's Annual Report for the Bonus Year.

(p) SPECIFIED BONUS AWARD shall mean the target Bonus Award payable to each Covered Employee in the event that certain specified Performance Goals are met.

(q) VARIABLE BONUS AWARD shall mean incentive compensation over and above the Specified Bonus Award payable to a Covered Employee in the event that the Performance Goals related thereto are met.

(r) OUTSIDE DIRECTOR shall mean a member of the Board who is an "outside director" as that term is defined under Section 162(m).

(s) PERFORMANCE GOALS shall mean the financial measurements of performance that must be met in order for a Covered Employee to receive a Bonus Award.

(t) RETURN ON CAPITAL shall mean the earnings (loss) available for common shareholders (as disclosed in the Consolidated Statement of Operations in the Company's Annual Report for the Bonus Year) divided by the Average Total Capital.

(u) RETURN ON EQUITY shall mean the earnings (loss) available for common shareholders (as disclosed in the Consolidated Statement of Operations in the Company's Annual Report for the Bonus Year) divided by the Average Total Stockholders' Equity.

(v) SECTION 162(M) shall mean Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and rules issued thereunder.

                                  ARTICLE III
                           ADMINISTRATION OF THE PLAN

        SECTION 3.1 The Plan shall be administered by the Committee. If, however, the Committee shall fail to be composed solely of Outside Directors, then those members of the Committee that are Outside Directors shall act as the Committee.

        SECTION 3.2 The Plan shall be interpreted and construed in accordance with Section 162(m). Any specific action by the Committee that would cause any Bonus Award to fail to be deductible under Section 162(m) shall be void. Otherwise, the Committee shall have full and


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exclusive authority, power and discretion to construe and interpret the Plan
(subject to the advice of appropriate legal counsel with respect to any question of law), and generally to determine any and all questions arising under the Plan, including the sole authority to establish Performance Goals and to determine whether any Bonus Award is payable solely in cash or partly in cash and partly in BEP stock. The Committee shall have the authority to reduce the Bonus Award of any Covered Employee earned under this Plan, or any portion thereof, even if the Performance Goals that would provide the maximum amount of such Bonus Award have been met. The Committee shall not, however, have any authority hereunder to increase the amount of any Bonus Award calculated in accordance with the Plan.

        SECTION 3.3 The Committee shall certify to the Company in writing that any applicable Performance Goals have been met before any amounts are paid in respect of Bonus Awards under the Plan. If permitted under Section 162(m), such certification may be based upon reasonably estimated financial information available prior to the end of the Bonus Year.

                                   ARTICLE IV
                 CALCULATION OF BONUS AMOUNTS FOR COVERED EMPLOYEES

        SECTION 4.1 Each Covered Employee shall be eligible to receive a Specified Bonus Award under the Plan, as more fully described in Section 4.2. In addition, each Covered Employee who receives a Specified Bonus Award for a given Bonus Year shall also be eligible to receive a Variable Bonus Award, as more fully described in Section 4.3. Payment in respect of any Bonus Award shall be made either in cash or in a combination of cash and restricted shares of the Company's common stock issued under the BEP, provided that in no event shall more than 50% of any Bonus Award be paid in shares of BEP stock. The total Bonus Award paid to any Covered Employee in respect of a Specified Bonus Award and a Variable Bonus Award for any Bonus Year shall not exceed the sum of $5 million plus the excess, if any, of (a) the fair market value of any shares of BEP stock on the date the Committee certifies that the applicable Performance Goals have been met, over (b) the BEP Stock Value of such shares of BEP stock. The amount payable in respect of a Bonus Award shall be paid as soon as practicable following the certification described in Section 3.3 above, subject to the Committee's discretion in Section 3.2 to reduce the amount of any Bonus Award.

        SECTION 4.2 A Specified Bonus Award shall be paid to a Covered Employee if one or both of the following Performance Goals, established by the Committee in accordance with Section 162(m), is achieved: (a) a specified amount of Income from Continuing Operations as of the end of the Bonus Year or a specified minimum increase in such income as compared to the end of the prior Bonus Year; or (b) a specified amount of Operating Income for the Bonus Year. Subject to the limitations contained in Section 4.1, the maximum Specified Bonus Award that each Covered Employee shall be entitled to receive and the actual Performance Goals for each Bonus Year shall be determined by the Committee in writing at the beginning of the Bonus Year within the time required under Section 162(m).

        SECTION 4.3 The amount of any Variable Bonus Award that may be payable to any Covered Employee for a particular Bonus Year shall be based on such Covered Employee's achievement of one or more additional Performance Goals established by the Committee for such Covered Employee. These additional Performance Goals shall relate to any one or more of the following financial measurements as each relates to the Company and its consolidated subsidiaries or, with respect to 4.3(a) or (b), as such measurement relates to any one or more of the Company's operating units: (a) Return on Capital; (b) Return on Equity; (c) Earnings per Share; (d) Cash Flow and (e) an increase in Operating Income above the amount specified under Section 4.2(b). Different Variable Bonus Award Performance Goals may be established for each Covered Employee. The amount of each Covered Employee's Variable Bonus Award may be expressed as a formula


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pursuant to which additional amounts may be paid for incremental increases in actual performance against a stated Performance Goal.

        SECTION 4.4 In the event that any person who was a Covered Employee at the end of the prior Bonus Year, is not a Covered Employee at the conclusion of the current Bonus Year, the Specified and Variable Bonus Award Performance Goals and maximum Bonus Award applicable to such person shall be applicable to the executive officer who replaces him or her as a Covered Employee for such Bonus Year. In any year in which there is a change in more than one Covered Employee, the determination as to which executive officer replaces which prior Covered Employee shall be made on the basis of the salary payable for such Bonus Year, so that the new Covered Employee with the greatest amount of salary replaces the prior Covered Employee having the greatest amount of salary for the prior Bonus Year and so on, except that any new Chief Executive Officer (who was not also a Covered Employee as of the end of the last Bonus Year) shall replace the person who was the Chief Executive Officer at the end of the prior Bonus Year. Nothing in this Section 4.4 shall be construed to change the Performance Goals and maximum Bonus Award for any Bonus Year with respect to any person who was a Covered Employee for both the prior and the current Bonus Years.

        SECTION 4.5 The Committee may defer to a succeeding year payment of any portion (up to $1 million) of a Bonus Award which may be payable to a Covered Employee for a particular Bonus Year. Payment of such deferred award may be conditioned upon such terms as the Committee shall determine, including the achievement of extraordinary performance by such Covered Employee.


                                   ARTICLE V
                          CHANGE OF MEASUREMENT PERIOD

        If permitted by Section 162(m), the Committee may establish a measurement period for determining the achievement of any Performance Goal other than the Bonus Year if the Committee concludes that such alternative measurement period is appropriate under the circumstances. Any such change must be made before the new measurement period begins. In such event, all relevant criteria will be based upon the books and records of the Company for the specified measurement period in a manner consistent with the terms of the Plan.

                                   ARTICLE VI
                       STOCKHOLDER APPROVAL AND AMENDMENT

        SECTION 6.1 This Plan shall become effective as of January 1, 1995, subject, however, to the approval of the Company's stockholders at the 1995 Annual Meeting of the Stockholders of the Company.

        SECTION 6.2 The Plan may be amended at any time by the Committee, which shall act in accordance with Section 3.1 of the Plan. In the event that Section 162(m) is modified or interpreted in a manner which causes the Plan to fail to provide for the deductibility of compensation payable hereunder, the Committee shall retain the right to modify the Plan for Covered Employees to the extent necessary to bring any provisions hereof into compliance, including but not limited to deletion of any non-conforming provisions, or to discontinue the Plan altogether. No amendment shall be made without approval of the stockholders of the Company if such approval is required in order for the Plan to continue to meet the requirements of Section 162(m).


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